                                 EXHIBIT 11

                    STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

                                                         Three Months         Three Months
                                                             Ended                Ended
                                                         June 30, 1996        June 30, 1995
                                                         -------------        -------------
Net loss                                                  $(4,943,991)         $(2,469,140)
                                                          ===========          ===========
Calculation of shares outstanding:

     Weighted average common shares
       outstanding used in calculating net
       loss per share in accordance with
       generally accepted accounting
       principles                                          17,325,561           13,574,168
                                                          -----------          -----------

        Total                                              17,325,561           13,574,168
                                                          ===========          ===========

Net loss per share                                        $     (0.29)         $     (0.18)
                                                          ===========          ===========